Exhibit (a)

RR DONNELLEY & SONS COMPANY
DONNELLEY DEFERRED COMPENSATION
AND VOLUNTARY SAVINGS PLAN FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 and 2000
Together With Independent Auditor’s Report

*
Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

INDEPENDENT AUDITOR’S REPORT

To the Plan Administrator of the
Donnelley Deferred Compensation and Voluntary Savings Plan

We have audited the accompanying statements of net assets available for benefits of the DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN (the “Plan”) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and schedules are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN as of December 31, 2001 and December 31, 2000, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes, and reportable transactions as of and for the year ended December 31, 2001, are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

WASHINGTON, PITTMAN & MCKEEVER, LLC

Chicago, Illinois
June 24, 2002

DONNELLEY DEFERRED COMPENSATION
AND VOLUNTARY SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2001 and 2000

	2001	2000
ASSETS
INVESTMENTS, AT CURRENT VALUE:
R.R. Donnelley & Sons Company common stock	$56,877,252	$45,310,935
Short-term and collective investment funds	203,218,679	243,536,625
Registered investment companies	169,075,218	195,718,554
Guaranteed investment contracts	259,758,801	222,332,874
Participant loans	15,003,731	14,227,196

Total investments	703,933,681	721,126,184

RECEIVABLES:
Accrued dividends and interest	27,248	66,522
Due from broker for securities sold	3,555,736	74,589,148
Participant contributions receivable	74,703	2,894,804
Employer contributions receivable	784,741	804,326
Other receivable	110,509	10,220

Total receivables	4,552,937	78,365,020

TOTAL ASSETS	708,486,618	799,491,204

LIABILITIES:
Due to broker for securities purchased	2,472,714	73,537,842
Accrued administrative expenses and other liabilities	177,015	116,194

TOTAL LIABILITIES	2,649,729	73,654,036

NET ASSETS AVAILABLE FOR BENEFITS	$705,836,889	$725,837,168

The accompanying notes are an integral part of these financial statements.

DONNELLEY DEFERRED COMPENSATION
AND VOLUNTARY SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000
ADDITIONS:
Investment income—
Interest and dividend income	$20,382,317	$21,830,012
Interest income on participant loans	1,250,535	1,091,915

Total interest and dividends	21,632,852	22,921,927

Net realized loss	(25,128,937)	(26,259,053)
Net unrealized depreciation	(28,503,457)	(18,714,053)

Net depreciation	(53,632,394)	(44,973,106)

Contributions—
Employer contributions	11,909,339	11,252,286
Participant contributions	69,110,867	68,679,539
Rollover contributions	2,532,339	4,166,140

Total contributions	83,552,545	84,097,965

Total additions	51,553,003	62,046,786

DEDUCTIONS:
Benefits paid to participants	71,005,621	75,878,669
Administrative expenses	547,661	392,846
Plan transfer	—	119,757

Total deductions	71,553,282	76,391,272

NET DECREASE	(20,000,279)	(14,344,486)
NET ASSETS, BEGINNING OF YEAR	725,837,168	740,181,654

NET ASSETS, END OF YEAR	$705,836,889	$725,837,168

The accompanying Notes are an integral part of these financial statements.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
December 31, 2001 and 2000

NOTE 1—PLAN DESCRIPTION

The following brief description of the Donnelley Deferred Compensation and Voluntary Savings Plan (the Plan) of R.R. Donnelley & Sons Company (the Company) is provided for general information only. Refer to the summary plan description or the Plan document for more complete information. The Plan was established to allow employees to save for retirement on a tax-advantaged basis. It is intended to qualify as a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code (the Code) and it is subject to the provisions of the Employment Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions

Subject to certain limitations, members of the Plan may contribute up to 15% of pay on a before-tax basis, and up to 10% of pay on an after-tax basis. Effective July 1, 1999 the Company generally matches participant contributions 50 cents for every pretax dollar, up to 3% of pay so that the maximum match is 1.5% of pay. Participants may invest up to 50% of their account balance and up to 50% of their current contributions in the Donnelley Stock Fund, and may shift their contributions into and out of the Donnelley Stock Fund at any time. All (100%) of the employer match is invested in the Donnelley Stock Fund. Currently, participants are not allowed to redirect any of the employer match out of the Donnelley Stock Fund. Effective August 1, 2002, the employer match may be redirected to other funds of the Plan.

Contributions are funded by payroll deductions and must be made in whole percentages of employee earnings. Earnings of the Plan, as well as pretax contributions to the Plan, are not taxable to the participants until withdrawn.

Administration

The Plan’s administrative and record keeping services are provided by INVESCO Retirement, Inc. (INVESCO) in accordance with the terms of the Plan. The trustee of the Donnelley Deferred Compensation and Voluntary Savings Plan Trust is AMVESCAP National Trust Company. The custodian is State Street Bank and Trust Company (State Street). Investment management fees and recordkeeping fees are paid either by the Plan or the Company.

Membership

As of March 1, 1994, employees became eligible to participate in the Plan on the first day of employment with the Company.

Vesting

Participants are 100% vested with respect to all contributions and earnings of the Plan.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1—PLAN DESCRIPTION (continued)

Participant Loans

The Plan was amended effective January 1, 1992 to establish a loan program. Members are permitted to borrow the lesser of 50% of their Deferred Compensation Savings and rollover account balance or $50,000, reduced by the highest outstanding loan balance in the last 12 months. The minimum loan amount is $1,000. The loans are secured by the balance in the participants’ accounts and bear interest at a rate equal to the prime rate as published in the Wall Street Journal plus 1%. The interest rate for the loans during 2001 ranged from a low of 6.00% to a high of 10.50%. Repayment is made through payroll deductions for a maximum period of four years. Effective September 1, 1997, an administrative fee of $25 is paid by the participant to INVESCO for each participant loan.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared based on the accrual method of accounting.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to establish accounting and reporting standards for derivatives. SFAS No. 133 was subsequently amended by SFAS No. 137 and SFAS No. 138. These new standards require that all derivatives be recognized at their fair value as either assets or liabilities on the balance sheet and specify the accounting for changes in fair value depending upon the intended use of the derivative. The Plan adopted SFAS No. 133, as amended, for the fiscal year ended December 31, 2001.

The Plan’s utilization of derivative instruments for trading or non-trading purposes is minimal, and the provisions of these statements did not have a material impact on the Plan’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Stocks, notes and bonds are valued at their quoted market prices. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The realized and unrealized gains or losses on investments are determined based on revalued cost. Revalued cost is the fair value of investments at the beginning of the year or the average cost of investments if purchased in the current year.

Payment of Benefits

Benefits are recorded when paid.

NOTE 3—INVESTMENTS

Participants’ contributions to the Plan are currently invested in a third-party administered trust fund. During 2000 and 2001, the third-party administered trust fund consisted of the following funds:

Large Company Index (Equity) Fund—Invests in common stocks of companies in the same weighting as the Standard & Poor’s 500 Stock Index.

Income Fund—Invests in a combination of high quality investment contracts, money market securities and short- to medium-term bonds.

Balanced Fund—Invests in an asset allocation, which consists of stocks, and high-quality fixed income securities.

Small Company Growth (Aggressive Equity) Fund—Invests in stocks of companies considered to have strong growth potential over the next several years.

International Equity Fund—Invests in equity securities of companies headquartered outside of the United States.

Lifestage Conservative Fund— Prior to May 1, 2001, invested 55% in the Income Fund, 35% in the Balanced Fund and 10% in the Equity Fund. Effective May 1, 2001, invests 70% in the Income Fund, 27% in the Large Company Index Fund, and 3% in the Small & Midsize Company Index Fund.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 3—INVESTMENTS (continued)

Lifestage Moderate Fund—Prior to May 1, 2001, invested 30% in the Income Fund, 35% in the Balanced Fund, 15% in the Equity Fund, 10% in the International Equity Fund and 10% in the Aggressive Equity Fund. Effective May 1, 2001, invests 20% in the Income Fund, 20% in the Bond Fund, 27% in the Large Company Index Fund, 9% in the Large Company Value Fund, 4% in the Small & Midsize Company Index Fund, 9% in the Large Company Growth Fund, 2% in the Small Company Value Fund, 2% in the Small Company Growth Fund, and 7% in the International Equity Fund.

Lifestage Aggressive Fund—Prior to May 1, 2001, invested 35% in the Balanced Fund, 25% in the Equity Fund, 20% in the International Equity Fund and 20% in the Aggressive Equity Fund. Effective May 1, 2001, invests 10% in the Bond Fund, 25% in the Large Company Index Fund, 20% in the Large Company Value Fund, 4% in the Small & Midsize Company Index Fund, 20% in the Large Company Growth Fund, 3% in the Small Company Value Fund, 3% in the Small Company Growth Fund, and 15% in the International Equity Fund.

The Donnelley Stock Fund—Invests primarily in the Company’s common stock and cash equivalents.

Effective May 1, 2001, the third-party administered trust fund added the following funds:

Bond Fund—Invests in fixed income securities by investing 100% in units of the INVESCO Retirement Trust (IRT) Core Plus Fixed Income fund, which is a collective trust fund.

The Large Company Value Fund—Invests in securities of larger capitalization publicly traded companies by investing 100% in units of the Clipper Fund.

The Small & Midsize Company Index Fund—Invests in securities of smaller and mid-sized capitalization publicly-traded companies by investing 100% in units of the Russell Small Cap Completeness Index Fund Series A.

The Large Company Growth Fund—Invests in securities of larger capitalization publicly-traded companies by investing 100% in units of the Harbor Capital Appreciation Fund, a mutual fund.

The Small Company Value Fund—Invests in securities of small capitalization publicly-traded companies by investing 100% in units of the DFA U.S. Small Cap Value Fund, a mutual fund.

The INVESCO Energy Fund—Invests primarily in energy companies. The Fund focuses on reasonably priced companies with above-average production volume growth, and earnings, cash flow and asset value growth potential independent of commodity pricing.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 3—INVESTMENTS (continued)

The INVESCO Financial Services Fund—The Fund concentrates on banks, insurance companies, investment and other financial service firms.

The INVESCO Health Sciences Fund—The Fund primarily invests in strongly managed, innovative healthcare companies, blending well-established firms with faster growing, more dynamic healthcare businesses.

The INVESCO Leisure Fund—The Fund primarily invests in the stocks of companies engaged in the design, production and distribution of products and/or services related to the leisure activities of individuals.

The INVESCO Technology Fund—The Fund invests broadly across the technology universe, focusing on such areas as hardware, software and semiconductors; telecommunications equipment and services; and service related companies in information technology.

The current value of investments that represent 5% or more of the Plan’s net assets available for Plan benefits at December 31, 2001 and 2000, are as follows:

	2001	2000
R.R. Donnelley & Sons Company Common Stock	$56,877,252	$45,310,935
IRT 500 Index Fund	152,126,090	215,452,968
INVESCO Small Company Growth Fund	38,351,709	72,231,554
IRT Core Balanced Fund	67,694,003	109,828,337

During 2001 and 2000, the Plan’s investments, including investments bought or sold, as well as held during the year, depreciated in value by $53,632,394 and $44,973,106, respectively, as follows:

	2001	2000
R.R. Donnelley & Sons Company Common Stock	$4,674,649	$4,313,498
Other Common Stocks	-—	(2,687,926)
Short-term and Collective Investment Funds	(27,176,795)	(27,181,075)
Notes and Bonds	-—	(406,643)
Registered Investment Companies	(31,130,248)	(19,010,960)

	($53,632,394)	($44,973,106)

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 4—INVESTMENT CONTRACTS

The Plan has entered into several benefit–responsive investment contracts with various insurance companies and other financial institutions. The contract providers maintain the contributions in a general account. Some investment contracts are purchased in conjunction with the investment by the Plan in fixed–income securities. Investment contracts provide for the payment of a specified rate of interest. The account is credited with earnings at the specified rate and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, as reported to the Plan by the contract providers. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The weighted average yield and crediting interest rates for all such contracts were approximately 5.92% and 6.42% for 2001 and 2000, respectively. The crediting interest rate generally cannot be less than the contract rate.

NOTE 5—TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter on September 7, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in accordance with applicable requirements of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

NOTE 6—DERIVATIVE FINANCIAL INSTRUMENTS

The Plan has limited transactions that fall under the accounting rules of SFAS No. 133. The Plan does not use derivatives for trading purposes. The Plan owns shares in commingled international equity funds, and the managers of these funds may, from time to time, use currency futures and forward contracts to manage the fund’s currency position. The Plan also invests in a commingled domestic equity fund. The manager of this fund has the authority to invest in futures contracts in the Standard & Poor’s 500 stock index to create exposure to equity securities as part of the fund’s cash management strategy. Daily margin settlement for future contracts results in maintaining a zero market value for the contracts.

NOTE 7—PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

DONNELLEY DEFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 8—RELATED PARTY TRANSACTIONS

Certain Plan investments are in units in a collective trust fund managed by AMVESCAP National Trust Company. The Plan also invests in guaranteed investment contracts managed by State Street. Additionally, the Plan invests in the Company’s common stock.

AMVESCAP National Trust Company administers the Plan, State Street is the custodian, and the Company is the sponsor. Therefore, these transactions qualify as party-in-interest transactions. However, they are exempt from the prohibited transactions rules of ERISA.

DONNELLEY DEFFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

SCHEDULE H — ITEM 4i.—SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2001

EMPLOYER IDENTIFICATION NUMBER: 36-1004130, PLAN NUMBER: 003
Schedule I

No. of Shares or Units		Description	Cost	Current Value
		Company Stock
*	1,915,704 shares	R.R. Donnelley & Sons Company Common Stock	$35,364,582	$56,877,252

		Short-term and Collective Investment Funds
		Money Market Funds-
	13,578,193 units	SSGA Money Market Fund	13,578,193	13,578,193

			13,578,193	13,578,193

		Common/Colletive Funds-
	424,699 units	Capital Guardian Intl. Equity Fund	11,208,761	10,778,856
	342,190 units	Russell Small Cap Completeness Index Fund	4,246,796	4,280,458
*	1,883,816 units	IRT Core Plus Fixed Income	22,088,974	22,455,082
*	5,450,594 units	IRT 500 Index Fund	170,875,815	152,126,090

			208,420,346	189,640,486

		Total Short-term and Collective Investments	221,998,539	203,218,679

		Registered Investment Company
	782,436 units	Berger/Biam Worldwide Fd Intl Core Fd	8,573,735	8,184,281
	579,474 units	DFA U.S. Small Cap Value Portfolio Fund	12,028,738	10,899,898
	257,638 units	Clipper Fund	21,175,849	21,520,472
	370,809 units	Harbor Fund	11,388,111	10,838,757
*	2,840,867 units	INVESCO Small Co Growth Fund	45,571,393	38,351,709
*	7,318,271 units	INVESCO Core Balance Fund	72,921,206	67,694,003
*	107,678 units	INVESCO Energy Fund	2,083,351	1,870,367
*	65,616 units	INVESCO Health Sciences Fund	3,274,820	3,322,813
*	57,050 units	INVESCO Leisure Fund	2,148,632	2,147,353
*	68,243 units	INVESCO Technology Fund	2,381,489	2,222,662
*	74,181 units	INVESCO Financial Services Fund	2,160,107	2,022,903

		Total Registered Investment Companies	183,707,431	169,075,218

		Guaranteed Investment Contracts
	15,273,811 units	Aetna Life Ins. 6.50% 12/31/99	15,273,811	15,273,811
	27,229,279 units	Allstate Life Ins. Co. 5.75% 12/31/99	27,229,279	27,229,279
	3,266,811 units	Allstate Life Ins. Co. 7.09% 10/03/03	3,266,811	3,266,811
	26,288,291 units	Bank of America 5.58% 12/31/99	26,288,291	26,288,291
	10,390,485 units	Chase Manhattan GAM 6.00% 11/15/04	10,390,485	10,390,485
	15,753,936 units	Chase Manhattan Bank 6.82% 6/01/03	15,753,936	15,753,936

DONNELLEY DEFFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

SCHEDULE H — ITEM 4i.—SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2001

EMPLOYER IDENTIFICATION NUMBER: 36-1004130, PLAN NUMBER: 003
Schedule I

No. of Shares or Units		Description	Cost	Current Value
	24,249,999 units	Monumental Life Inc. Co GIC 6.68% 8/8/07	24,249,999	24,249,999
	16,324,781 units	Continental Assurance 6.74% 1/1/20	16,324,781	16,324,781
	3,400,596 units	John Hancock Mutual 6.60% 12/31/99	3,400,596	3,400,596
	21,240,943 units	John Hancock Mutual 7.14% 12/31/99	21,240,943	21,240,943
	4,084,847 units	New York Life Ins. Co. 5.35% 8/09/04	4,084,847	4,084,847
	13,833,417 units	Norwest Bank, 6.06% 12/31/09	13,833,417	13,833,417
	8,830,658 units	Rabobank Nederland 5.62% 5/15/02	8,830,658	8,830,658
*	34,381,053 units	State Street Bank & Trust 5.44% 5/01/06	34,381,053	34,381,053
*	6,792,085 units	State Street Bank & Trust 1/1/99 Contract	6,792,085	6,792,085
	28,417,809 units	UBS AG 6.97% 2/15/10	28,417,809	28,417,809

		Total Guaranteed Investment Contracts	259,758,801	259,758,801

		PARTICIPANT LOANS
		(Interest rates range from 6.00%—10.50%)	15,003,731	15,003,731

		Total Assets Held For Investment Purposes	$715,833,084	$703,933,681

*	A party-in-interest to the Plan

DONNELLEY DEFFERRED COMPENSATION AND VOLUNTARY SAVINGS PLAN

SCHEDULE H—ITEM 4j.—SCHEDULE OF REPORTABLE TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2001

(Employer Identification Number 36-1004130, Plan Number 003)

Schedule II

	Purchases	Sales
Description	Purchase Price	Cost of Assets	Selling Price	Net Gain (Loss)
NONE